Exhibit 28(i)(1)

September 28, 2009

ProShares Trust

7501 Wisconsin Avenue, Suite 1000

Bethesda, Maryland 20814

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by ProShares Trust, a Delaware statutory trust (the “Trust”), of shares of beneficial interest of ProShares UltraPro S&P500® (formerly ProShares Mega S&P500®), ProShares UltraPro Short S&P500® (formerly ProShares MegaShort S&P500®), ProShares Credit Suisse 130/30 (formerly Credit Suisse 130/30 ProShares), ProShares Short 20+ Year Treasury (formerly Short Lehman 20+ Year Treasury ProShares), ProShares Ultra Russell3000 (formerly Ultra Russell3000 ProShares), ProShares UltraShort Russell3000 (formerly UltraShort Russell3000 ProShares), ProShares Ultra MSCI EAFE (formerly Ultra MSCI EAFE ProShares), ProShares Ultra MSCI Emerging Markets (formerly Ultra MSCI Emerging Markets ProShares), ProShares Ultra FTSE/Xinhua China 25 (formerly Ultra FTSE/Xinhua China 25 ProShares), ProShares Ultra MSCI Japan (formerly Ultra MSCI Japan ProShares), ProShares UltraShort MSCI Europe (formerly UltraShort MSCI Europe ProShares), ProShares UltraShort MSCI Pacific Ex-Japan (formerly UltraShort MSCI Pacific Ex-Japan ProShares), ProShares UltraShort MSCI Brazil (formerly UltraShort MSCI Brazil ProShares) and ProShares UltraShort MSCI Mexico Investable Market (formerly UltraShort MSCI Mexico ProShares) (collectively, the “Shares”) pursuant to post-effective amendment No. 18 on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust’s Certificate of Trust (as on file in the office of the Secretary of State of the State of Delaware), its Agreement and Declaration of Trust, as amended, its By-Laws and such other documents as we deemed necessary for the purposes of this opinion. We assume that upon sale of the Shares by the Trust the Trust will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP